Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Steel Connect, Inc.

Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on this Form S-8 of Steel Connect, Inc. of our reports dated October 15, 2019, relating to the consolidated financial statements, and the effectiveness of Steel Connect, Inc.’s internal control over financial reporting as of July 31, 2019, which appear in Steel Connect, Inc.’s Annual Report on Form 10-K for the year ended July 31, 2019. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Steel Connect, Inc.’s internal control over financial reporting as of July 31, 2019.

/s/ BDO USA, LLP

Boston, Massachusetts

August 21, 2020